Exhibit (a)(i)(vi)

FBR & CO.

SUPPLEMENT DATED DECEMBER 5, 2012

TO THE OFFER TO PURCHASE DATED NOVEMBER 5, 2012

FBR & Co. Has Amended its Offer to Purchase and Is Now

Offering to Purchase up to 4,000,000 Shares of its Common Stock

At a Purchase Price Not Less Than $3.25 and Not More Than $3.50 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS HAVE BEEN

EXTENDED AND WILL NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 18, 2012, UNLESS THE TENDER OFFER IS FURTHER EXTENDED OR WITHDRAWN.

On November 5, 2012, FBR & Co., a Virginia corporation (“we,” “us” or the “Company”), distributed documentation relating to the Company’s offer to purchase for cash up to 4,000,000 shares of its common stock, $0.001 par value per share (the “shares”), at a price not less than $3.00 and not more than $3.25 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 5, 2012 (the “Original Offer to Purchase”), and the related Letter of Transmittal. By this Supplement to the Offer to Purchase, dated December 5, 2012 (the “Supplement,” and together with the Original Offer to Purchase, the “Offer to Purchase”), and the related amended Letter of Transmittal (the “Amended Letter of Transmittal”), we are amending and supplementing the Original Offer to Purchase. The Offer to Purchase and the Amended Letter of Transmittal, each as may be further amended or supplemented from time to time, together constitute the “tender offer materials” and the terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer was originally scheduled to expire at 12:00 midnight, New York City time, on December 4, 2012. We have extended the expiration of the tender offer to 12:00 midnight, New York City time, on December 18, 2012. We have also increased the purchase price at which stockholders may tender their shares to a price not less than $3.25 and not more than $3.50 per share, less any applicable withholding taxes and without interest.

ALL PREVIOUS TENDERS OF SHARES BY STOCKHOLDERS ARE INVALID. STOCKHOLDERS THAT WISH TO PARTICIPATE IN THE TENDER OFFER MUST DELIVER TO US A PROPERLY COMPLETED AMENDED LETTER OF TRANSMITTAL AND OTHERWISE COMPLY WITH THE PROCEDURES DESCRIBED IN THE OFFER TO PURCHASE.

Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the “Information Agent”), or to FBR Capital Markets & Co. (the “Dealer Manager”), at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Requests for additional copies of the Offer to Purchase, the Amended Letter of Transmittal, the Amended Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent.

The Dealer Manager for the Tender Offer:

FBR Capital Markets & Co.

December 5, 2012

The following information amends and supplements the information contained in the Original Offer to Purchase (as amended):

1.	Summary Term Sheet

The Summary Term Sheet in the Original Offer to Purchase is hereby amended and supplemented as follows:

What will be the purchase price for the shares be?

We are conducting an offer by means of a modified “Dutch auction” to purchase for cash, upon the terms and subject to the conditions of the tender offer, up to 4,000,000 shares of our common stock pursuant to auction tenders at prices specified by the tendering stockholders of not less than $3.25 and not more than $3.50 per share, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the tender offer. We will determine the Purchase Price as promptly as practicable after the tender offer expires. We will select the lowest purchase price, not less than $3.25 and not more than $3.50 per share, that will allow us to purchase 4,000,000 shares, or such lesser number of shares properly tendered and not properly withdrawn. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders in the tender offer. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the offer, you should check the box in the section of the Amended Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $3.25 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $3.25 per share.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on December 18, 2012, at 12:00 midnight, New York City time, unless we further extend the tender offer. We may choose to further extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that such nominee has an earlier deadline for accepting the tender offer.

Can the tender offer be further extended, amended or terminated, and under what circumstances?

Yes. We can further extend or amend the tender offer in our sole discretion. If we further extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

Why did the Company increase the purchase price range in the tender offer and extend the expiration date?

The Company amended the terms of the tender offer in light of the increased trading price of the Company’s common stock and extended the tender offer to comply with applicable laws and to ensure that stockholders have sufficient time to consider the tender offer on its new terms and tender shares if they so choose.

If I previously tendered my shares using the Letter of Transmittal distributed with the Original Offer to Purchase, is my tender still effective?

No. All previous tenders of shares by stockholders are invalid. Such stockholders who wish to participate in the tender offer should tender their shares by complying with the procedures described in the Offer to Purchase.

Do I need to submit a notice of withdrawal for shares I previously tendered pursuant to the Original Offer to Purchase if such tender is no longer effective?

No. Because all previous tenders of shares are no longer valid, a notice of withdrawal is not required.

2.	Section 4

Section 4 of the Original Offer to Purchase is amended and restated as follows:

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on January 3, 2013, the fortieth business day after November 5, 2012, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date. We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

3.	Section 9

Section 9 of the Original Offer to Purchase is amended and restated as follows:

Since the Purchase Price will only be determined after the Expiration Date, the aggregate purchase price, including all related fees, will not be known until after that time. Assuming we purchase 4,000,000 shares pursuant to the tender offer at an offer price not less than $3.25 and not more than $3.50 per share, we expect that the aggregate purchase price, including all related fees and expenses, will be approximately $13,250,000 to

$14,250,000 depending upon the actual Purchase Price. We expect to fund the purchase of shares tendered in the tender offer and the payment of related fees and expenses from cash on hand. We do not have any alternative financing arrangement or alternative financing plans.

4.	General Amendments

All references to the purchase price in the Original Offer to Purchase shall now mean a price not less than $3.25 and not more than $3.50 per share, less any applicable withholding taxes and without interest. All references to the maximum purchase price in the tender offer shall now mean a maximum price of $3.50 per share, and all references to the minimum purchase price in the tender offer shall now mean a minimum price of $3.25 per share.

All references in the Original Offer to Purchase to the expiration date or expiration time of the tender offer shall now mean 12:00 midnight, New York City time, on December 18, 2012, unless the tender offer is further extended or withdrawn.

* * * * * *

Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Original Offer to Purchase (as amended) and the Amended Letter of Transmittal are applicable in all respects to the tender offer. The information set forth above should be read in conjunction with the Original Offer to Purchase (as amended) and the Amended Letter of Transmittal. Terms defined in the Original Offer to Purchase but not defined in this Supplement have the meanings ascribed to them in the Original Offer to Purchase.

FBR & Co.

December 5, 2012

The Amended Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

THE AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By Registered Mail, Certified Mail or First Class Mail:	By Overnight Courier:	By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE AMENDED LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the related Amended Letter of Transmittal, the Amended Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street,

22nd Floor

New York, NY 10005

Banks and Brokerage Firms Please Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 659-6590

The Dealer Manager for the Tender Offer is:

FBR Capital Markets

1001 Nineteenth Street North

Floor 18

Arlington, VA 22209-1722

(800) 846-5050